Q3 ’15 Supplemental Information October 26, 2015

Non-GAAP Disclaimer The financial results disclosed in this presentation include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP results included in this presentation, Knowles has presented supplemental, non-GAAP gross profit, earnings before interest and income taxes, adjusted earnings before interest and income taxes and non-GAAP diluted earnings per share to facilitate evaluation of Knowles’ operating performance. These non-GAAP financial measures exclude certain amounts that are included in the most directly comparable GAAP measure. In addition, these non-GAAP financial measures do not have standard meanings and may vary from similarly titled non- GAAP financial measures used by other companies. Knowles uses non-GAAP measures as supplements to its GAAP results of operations in evaluating certain aspects of its business, and its Board of Directors and executive management team focus on non-GAAP items as key measures of Knowles’ performance for business planning purposes. These measures assist Knowles in comparing its performance between various reporting periods on a consistent basis, as these measures remove from operating results the impact of items that, in Knowles’ opinion, do not reflect its core operating performance. Knowles believes that its presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that Knowles uses internally for purposes of assessing its core operating performance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the reconciliation tables included in the third quarter 2015 earnings release. 2

Q3 ‘15 Financial Results Quarter over year ago period Q3FY15 Q3FY14 Revenue $294.6 million $300.8 million Gross Profit $88.7 million $52.2 million Non-GAAP Gross Profit $94.5 million $94.4 million Loss Before Interest and Income Taxes $(14.6) million $(14.1) million Adjusted Earnings Before Interest and Income Taxes $19.6 million $42.2 million Diluted loss per share $(0.17) $(0.17) Non-GAAP Diluted earnings per share $0.16 $0.38 3

$300.8 $286.1 $238.6 $240.9 $294.6 $0 $60 $120 $180 $240 $300 $360 Q3FY14 Q4FY14 Q1FY15 Q2FY15 Q3FY15 Revenue $ M il li o n s 4

Adjusted EBIT 5 $ M il li o n s $0 $10 $20 $30 $40 $50 Q3FY14 Q4FY14 Q1FY15 Q2FY15 Q3FY15 $42.2 $17.6 $8.6 $12.0 $19.6

Revenue by Segment (% of revenue) Mobile Consumer 61% Specialty Components 39% Q3 2015 Q3 2014 Mobile Consumer 64% Specialty Components 36% 6

Q4 ‘15 Projections (non-GAAP)* 7 Knowles Q4FY15E Revenue $290 million - $310 million Gross Margin 31 percent - 34 percent Adjusted EBIT Margin 7 percent – 9 percent EPS (diluted) $0.18 - $0.24 Shares Outstanding (diluted) 90.0 million *Projections as of 10/26/15; Q4 2015 GAAP results for the company are expected to include approximately $11 million in amortization of intangibles, $5 million in stock-based compensation, $5 million in production and restructuring related costs, and related tax effects on these items.

Historical Segment Data 8 (in $ millions)

Reconciliation of Segment EBIT to Consolidated Net Earnings 9 (in $ millions)